Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ADTHEORENT HOLDING COMPANY, INC.

ARTICLE I

NAME

The name of the corporation is AdTheorent Holding Company, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

Section 4.1 The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 370,000,000 shares, consisting of (a) 350,000,000 shares of common stock (the “Common Stock”) and (b) 20,000,000 shares of preferred stock (the “Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation with the power to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 4.2 Shares of Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more classes or series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such class or series and the number of shares to be included in such class or series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such class or series. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of Preferred Stock may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the Preferred Stock of any other class or series. The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other classes or series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any class or series of the Preferred Stock so authorized in accordance with this Second Amended and Restated Certificate of Incorporation. Unless otherwise provided in the Certificate of Designation establishing a class or series of Preferred Stock, the Board of Directors may, by resolution or resolutions, increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of such class or series and, if the number of shares of such class or series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

Section 4.3 The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 4.4

(a) Except as otherwise required by law or this Second Amended and Restated Certificate (or any Certificate of Designation made hereunder), the holders of Common Stock shall exclusively possess all voting power with respect to the Corporation. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. The holders of shares of the Common Stock shall at all times vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(b) Except as otherwise required by law or this Second Amended and Restated Certificate (or any Certificate of Designation made hereunder), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (or any Certificate of Designation made hereunder), the holders of the Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (or any Certificate of Designation made hereunder) that relates solely to the terms of one or more outstanding class or series of the Preferred Stock if the holders of such affected class or series of Preferred Stock are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to this Second Amended and Restated Certificate (or any Certificate of Designation made hereunder) or the DGCL.

(c) Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of the Preferred Stock, the holders of the shares of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(d) Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 5.1

(a) The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. Subject to Section 5.1(d), the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

(b) Subject to the special rights of the holders of any class or series of Preferred Stock to elect directors, for a period of five years following the filing of this Certificate of Incorporation (the “Specified Period”), the Board of Directors (other than those directors elected by the holders of any class or series of Preferred Stock) shall be classified with respect to the time for which directors severally hold office into three classes: Class I; Class II; and Class III. Each class shall consist, as nearly equal in number as possible, of one-third of the total number of directors constituting the entire Board of Directors and the allocation of directors among the three classes shall be determined by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Certificate of Incorporation. Each director in each class shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each annual meeting of stockholders beginning with the first annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal; provided, that, notwithstanding the foregoing, at the fourth and fifth annual meetings of stockholders following the filing of this Certificate of Incorporation, the successors of the class of directors whose term expires at each such meeting shall be elected to hold office for a term expiring at the end of the Specified Period. Subject to the rights of the holders of one or more series of Preferred Stock to elect directors, at the first annual meeting of stockholders following the end of the Specified Period, a director shall be elected and shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(c) Subject to (i) that certain Stockholders’ Agreement, dated as of December 22, 2021 (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “Stockholders’ Agreement”), by and among the Corporation, H.I.G. Growth – AdTheorent, LLC, a Delaware limited liability company (“H.I.G.”), MCAP Acquisition, LLC, a Delaware limited liability company (“Sponsor”), and the Stockholders (as defined in the Stockholders’ Agreement) party thereto, and (ii) the special rights of the holders of one or more classes or series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation with the power to vote at an election of directors (the “Voting Stock”) and, in addition to and without limitation of the foregoing, during the Specified Period, only for cause.

(d) Subject to (i) the Stockholders’ Agreement and (ii) the special rights of the holders of one or more classes or series of Preferred Stock to elect directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, and except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Subject to the Stockholders’ Agreement, any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the vacancy to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal.

Section 5.2

(a) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more classes or series of Preferred Stock), the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of the Voting Stock, voting together as a single class; provided that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

(b) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

STOCKHOLDERS

Section 6.1 Subject to the special rights of the holders of one or more classes or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.

Section 6.2 Subject to the special rights of the holders of one or more classes or series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes as is a proper matter for stockholder action under the DGCL, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). Such special meetings may not be called by stockholders or any other person or persons.

Section 6.3 Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY AND INDEMNIFICATION; CORPORATE OPPORTUNITY

Section 7.1 To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 7.2 The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Section 7.3 The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

Section 7.4 Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Second Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

Section 7.5 The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation of the powers conferred by law:

(a) In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of H.I.G. and its respective Affiliates (as defined in Section 7.5(e)) may serve as directors or officers of the Corporation, (ii) H.I.G. and its respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Section 7.5 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve H.I.G., the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b) None of (i) H.I.G. or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the persons or entities identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”; provided, however, that no employee, consultant or officer of the Corporation shall be an Identified Person) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage, (y) making investments in any kind of property in which the Corporation may make investments or (z) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by the DGCL, no Identified Person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty, in each case, by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in paragraph (c) of this Section 7.5. Subject to Section 7.5(c), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, in each case, by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of Section 7.5(b) shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Section 7.5, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(e) For purposes of this Section 7.5, “Affiliate” shall mean (x) in respect of H.I.G., any Person that, directly or indirectly, is controlled by, controls or is under common control with H.I.G. and shall include any principal, member, director, partner, shareholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (y) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (z) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

(f) To the fullest extent permitted by law, no amendment or repeal of this Section 7.5 in accordance with the provisions hereof shall apply to or have any effect on the liability or alleged liability of any Identified Person for or with respect to any activities or opportunities of which such Identified Person becomes aware prior to such amendment or repeal. This Section 7.5 shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any agreement between the Corporation and such officer or director, or any applicable law.

(g) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 7.5.

ARTICLE VIII

EXCLUSIVE FORUM

Section 8.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (c) any action asserting a claim arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, the provisions of this Article VIII will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII. Notwithstanding any other provisions of law, this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VIII. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Section 8.2 If any action the subject matter of which is within the scope of Section 8.1 is filed in a court other than within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts of the State of Delaware in connection with any action brought in any such court to enforce Section 8.1 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 8.3 If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX

AMENDMENTS

Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII and this Article IX.

ARTICLE X

LIABILITY OF OFFICERS

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer. If the DGCL is amended after approval by the stockholders of this Article X to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.